Exhibit 99.1

Epoch Biosciences Terminates Agreement with Amersham Biosciences for Distribution of MGB Eclipse Probe Systems

BOTHELL, WA, October 6, 2003 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, today announced that the Company had terminated a distribution and licensing agreement with Amersham Biosciences, the life sciences business of Amersham plc (LSE: NYSE: OSE: AHM). The pact, established in 2002, pertained to the marketing of Epoch’s MGB Eclipse™ Probe Systems by Amersham to the research market worldwide.

William G. Gerber, Chief Executive Officer of Epoch, said, “We were very disappointed that Amersham failed to meet contractually established sales minimums and regret that our recent discussions did not produce a solution satisfactory to Epoch. We decided to focus our energy on programs and partnerships that are tracking to plan and generating growing revenues. We are in discussions with other potential distribution partners for the MGB Eclipse product line, and are pleased at the level of interest being shown. In parallel, we are encouraged by increasing direct sales of our Assay Validated Probe product to pharmaceutical and biotechnology companies.”

In 2002, Epoch and Amersham entered into an agreement under which Amersham became the exclusive worldwide sales, marketing and distribution partner to the research field of Epoch’s MGB Eclipse Probe Systems for SNPs, and the co-exclusive worldwide sales and marketing partner to the research field for gene expression. In early August 2003, Epoch disclosed that Amersham’s sales of custom and catalogue MGB Eclipse Probe Systems to end-users had not grown as rapidly as expected, that Amersham was unlikely to achieve minimum sales levels provided for in the agreement between the companies, and that discussions had been initiated with Amersham about the rate of end-user sales growth and the related contractual terms. The company further disclosed in August that it anticipated revenues from Amersham would be insignificant for the balance of 2003 and reduced its projected revenues for full year 2003 to between $8.5 and $9.5 million. Today’s announcement does not change the guidance provided in August.

In October 2002, Epoch and QIAGEN N.V. entered into a license and supply agreement under which QIAGEN became the co-exclusive worldwide sales, marketing and distribution partner to the research field of MGB Eclipse probe products for gene expression. QIAGEN launched its QuantiTect Gene Expression Assays in May 2003 for catalogue products, and in September 2003 for custom products. Customers can visit www.qiagen.com to order QuantiTect Gene Expression Assays from QIAGEN.

MGB Eclipse Probe Systems

MGB Eclipse Probe Systems are probe and primer sets used for a variety of genetic analysis applications, such as gene expression profiling, SNP analysis, and pathogen detection. The systems are compatible with the existing installed base of real-time PCR instruments and reagent systems that have been widely adopted around the world and are considered the gold standard in genetic sequence detection. MGB Eclipse Probe Systems incorporate Epoch’s proprietary technologies, including MGB™, modified nucleotides, and specialized dye and quencher technologies, and are designed by sophisticated easy-to-use software to support custom ordering of unique probe and primer sequences specific to the needs of individual researchers. As a result, MGB Eclipse Probe Systems not only offer a competitive alternative for routine sequence analysis, they often outperform leading chemistries for more specialized applications such as splice variants and problematic SNPs.

About Epoch Biosciences

Epoch Biosciences develops proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Information about Epoch is available at www.epochbio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that Epoch’s products and technology may not be commercially accepted, may be uneconomical to market; that third parties hold proprietary rights that preclude Epoch or its licensees from marketing them; or, that third parties market a superior product. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch Biosciences’ business and financial results is included in Epoch’s annual report on Form 10-K for the year ended December 31, 2002 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Eclipse and MGB are trademarks of Epoch Biosciences, Inc.